Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

for the Third Quarter Ended October 4, 2020

SARASOTA, Fla—November 18, 2020—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported its third quarter financial results for the period ended October 4, 2020.

Financial Summary

•	Net Sales up 110.2% to $15,171,898 versus second quarter; declined 31.1% versus prior year
•	Operating Loss was $877,436
•	Net Loss was $1,013,995
•	Loss per Common Share was $0.49

Overview

The third quarter of this year saw a more than doubling in Net Sales versus the second quarter, increasing 110.2% as the economy steadily improved. Of particular note is that every month of this quarter was increasingly better than the previous month as customers “opened up”. Relative to the third quarter of last year, in which we operated in a more normalized economic environment, Net Sales declined 31.1%. Our Net Sales contribution this quarter was split evenly between the European and U.S. operations. The sales from our European operations were dramatically higher than in the second quarter of this year as we saw a sharp rebound in automotive business which in the third quarter was 88.9% of sales from these operations. Despite the marked improvement in sales by our European operations in the third quarter of this year versus the second quarter of this year, these sales were down 30.9% as compared to the third quarter of last year. Our U.S. business declined 31.4% versus the previous year but also recorded dramatic improvement versus the second quarter of this year. We are more diversified in the U.S. as automotive sales represented 30.6% of total sales. Seating applications for recreational outdoor vehicle manufacturers as well as manufacturers of off-the-road equipment and seating applications for hospitality, medical and personal fitness centers make up a large portion of the remaining U.S. sales. This business, albeit below the previous year, has not been as volatile as the automotive business this year.

We continue to see month-to-month increased sales as we move into the fourth quarter of this year. Unfortunately, visibility beyond the short-term is not clear and conditions outside of our control can change that pace significantly.

Regardless of circumstances, imbedded in our overall strategy is a continued focus on expense reduction and a keen awareness of preserving liquidity. We have been successful in obtaining additional liquidity resources recently and we believe we are in good standing to weather further disruptions if they should occur. As business normalizes, we remain confident that our ongoing strategic initiatives will lead to marked improvement in overall financial performance.

Net Sales

Net Sales for the third quarter were $15,171,898 compared to $22,033,539 last year, a decline of 31.1%. For perspective on recent trends, overall Net Sales for the second quarter of this year were $7,216,371 which, in comparison, highlights the significant uptick in business this quarter.

Relative to our two major business sectors, Automotive sales declined 35.9% this quarter versus last year and our Industrial sales declined 22.7% versus the same period of the prior year. This quarter, the Automotive sector represented 59.7% of total sales and our Industrial sector represented 40.3%. For perspective, in a normalized sales environment, the split between Automotive and Industrial is 65% and 35%, respectively, which demonstrates that our Automotive business was hit particularly hard this quarter and year so far with the slowdown of major OEM’s both in the U.S. and Europe. As of the end of our third period, we can report that our Automotive business was at a more normalized run rate. Our Industrial sales continue to remain steady and improving versus the recent past.

Operating (Loss)/Income

Operating Loss for the third quarter was $877,436 versus Operating Income of $749,012 for the third quarter of last year. The principal reason for the loss this quarter was the 31.1% decline in overall Net Sales. Gross Profit Margins this quarter were 13.6% versus 16.2% in the comparable quarter of the previous year. Gross Profit Margins are considerably higher in the U.S. which has a more significant Industrial sector where sales are more technical and specific to customer demands. In Europe, 88.9% of sales this quarter were Automotive which leads to longer run sizes but overall lower margins than in the U.S.

Operating Expenses for the third quarter were $2,934,367 versus $2,812,888 in the third quarter of last year. Excluding a non-recurring charge this quarter, overall Operating Expenses would have declined 2.6% versus the same quarter of the previous year. Most of these expenses were lower primarily because Net Sales were lower; however, some of the reduction is due to a concerted effort on the part of management to increase efficiencies and decrease costs.

It is important to note that the Company has spent considerable time and expense to bolster manufacturing efficiency and to implement expense reduction programs which are currently masked with the lower sales. We believe that as sales return to more normal levels, this should lead to a significant improvement in our financial performance.

Net Loss Allocable to Common Shareholders

Net Loss Allocable to Common Shareholders was $1,822,633 or $0.49 per common share versus a loss of $499,998 or $0.13 per common share in the third quarter of last year.

Weighted average shares outstanding were 3,736,006 for both quarterly periods.

All per share results reflect the one-for-five reverse stock split effective as of February 24, 2020.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on November 18, 2020.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2019 was derived 64.9% from the automotive industry and approximately 35.1% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400 vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)
ASSETS	October 4, 2020 (1)	December 29, 2019
CURRENT ASSETS
Cash and cash equivalents	$767,874	$513,588
Accounts receivable, net	9,689,695	11,662,325
Inventories, net	17,967,896	19,116,542
Other current assets	1,020,555	930,015
Related party receivable	37,556	-
Total Current Assets	29,483,576	32,222,470

PROPERTY AND EQUIPMENT, NET	18,414,393	19,103,319
OPERATING LEASE RIGHT-OF-USE ASSETS	6,088,870	6,607,963

OTHER ASSETS
Intangible assets	3,227,648	3,263,781
Goodwill	1,079,175	1,079,175
Other long-term assets	3,737,907	3,489,313
Total Other Assets	8,044,730	7,832,269

TOTAL ASSETS	$62,031,569	$65,766,021

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$147,960	$332,141
Lines of credit	18,452,489	20,530,773
Current maturities of long-term debt	1,092,420	1,238,541
Current maturities of finance lease liabilities	269,528	364,872
Accounts payable	8,338,193	9,232,119
Accrued expenses and other liabilities	7,035,285	3,890,367
Related party obligation	145,214	608,517
Current portion of postretirement benefit liability - health and life	155,803	155,803
Total Current Liabilities	35,636,892	36,353,133

LONG-TERM LIABILITIES
Long-term debt, less current portion	3,651,836	2,892,242
Finance lease liabilities, less current portion	294,955	492,613
Operating lease liabilities	5,713,922	6,106,568
Related party lease financing obligation	2,541,472	2,646,970
Long-term debt to related parties	3,774,613	3,190,655
Postretirement benefit liability - health and life, less current portion	2,575,124	2,592,023
Other long-term liabilities	573,815	715,308
Total Long-Term Liabilities	19,125,737	18,636,379
Total Liabilities	54,762,629	54,989,512

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 shares issued and outstanding as of October 4, 2020 and December 29, 2019	3,736	18,680
Additional paid-in capital	35,290,590	35,275,646
Accumulated deficit	(27,696,592)	(24,301,203)
Accumulated other comprehensive loss	(1,409,619)	(1,297,439)
Total Stockholders' Equity	7,268,940	10,776,509

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,031,569	$65,766,021

(1)	The amounts in common stock and additional paid-in capital were adjusted to reflect the one-for-five reverse stock split ("reverse stock split") as of February 24, 2020, the effective date of the reverse stock split.

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	October 4, 2020	September 29, 2019 (1)

NET SALES	$15,171,898	$22,033,539

COST OF GOODS SOLD	13,114,967	18,471,639

Gross Profit	2,056,931	3,561,900

OPERATING EXPENSES:
Selling	778,699	1,061,781
General and administrative	1,957,486	1,373,118
Research and development	198,182	377,989
OPERATING EXPENSES	2,934,367	2,812,888

Operating (Loss) Income	(877,436)	749,012

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(367,454)	(509,829)
Funding from Paycheck Protection Program	33,824	-
Other income (expense)	85,753	50,213
Net Other Expense	(247,877)	(459,616)

(LOSS) INCOME BEFORE TAX PROVISION	(1,125,313)	289,396

TAX (BENEFIT) PROVISION	(111,318)	12,022

NET (LOSS) INCOME	(1,013,995)	277,374

Preferred stock dividend	(808,638)	(777,372)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(1,822,633)	$(499,998)

LOSS PER COMMON SHARE:
Basic	$(0.49)	$(0.13)
Diluted	$(0.49)	$(0.13)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	3,736,006	3,736,006
Diluted	3,736,006	3,736,006

(1)	Share and per share amounts for the three months ended September 29, 2019 have been restated to reflect the one-for-five reverse stock split that became effective on February 24, 2020.

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended
	October 4, 2020	September 29, 2019 (1)

NET SALES	$43,528,393	$71,523,182

COST OF GOODS SOLD	37,931,227	59,434,689

Gross Profit	5,597,166	12,088,493

OPERATING EXPENSES:
Selling	2,278,279	3,348,622
General and administrative	4,834,011	4,332,978
Research and development	704,239	1,302,707
Other operating expenses	-	343,003
OPERATING EXPENSES	7,816,529	9,327,310

Operating (Loss) Income	(2,219,363)	2,761,183

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(1,215,771)	(1,547,343)
Funding from Paycheck Protection Program	2,217,500	-
Other income (expense)	(185,417)	53,396
Net Other Income (Expense)	816,312	(1,493,947)

(LOSS) INCOME BEFORE TAX PROVISION	(1,403,051)	1,267,236

TAX BENEFIT	(404,141)	(6,287)

NET (LOSS) INCOME	(998,910)	1,273,523

Preferred stock dividend	(2,396,479)	(2,339,862)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(3,395,389)	$(1,066,339)

LOSS PER COMMON SHARE:
Basic	$(0.91)	$(0.29)
Diluted	$(0.91)	$(0.29)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	3,736,006	3,736,988
Diluted	3,736,006	3,736,988

(1)	Share and per share amounts for the nine months ended September 29, 2019 have been restated to reflect the one-for-five reverse stock split that became effective on February 24, 2020.